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                    May 18, 2021

       James Nickolas
       Chief Financial Officer
       Martin Marietta Materials Inc.
       2710 Wycliff Road
       Raleigh, North Carolina 27607

                                                        Re: Martin Marietta
Materials Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 19,
2021
                                                            File No. 001-12744

       Dear Mr. Nickolas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation